                                                                    EXHIBIT 12

                               PULTE CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (IN MILLIONS OF DOLLARS)

                                                                                                        SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                             JUNE 30,
                                        ------------------------------------------------------          -----------------
                                         1992        1993        1994        1995        1996            1996       1997
                                        ------      ------      ------      ------      ------          ------     ------
Income before income taxes,
  cumulative effect of change
  in accounting principle and
  extraordinary item                    $ 58.2      $ 91.0      $103.6      $ 82.0      $102.5          $ 36.2     $ 22.6
    Add rental expense                     2.1         2.6         4.7         6.1         7.0             3.5        3.6
    Add interest expense                 114.1        83.1        65.0        49.2        43.3            22.4       18.4
                                        ------      ------      ------      ------      ------          ------     ------

Earnings available for fixed charges    $174.4      $176.7      $173.3      $137.3      $152.8          $ 62.1     $ 44.6
                                        ======      ======      ======      ======      ======          ======     ======



Fixed charges:
  Interest accrued                      $111.3      $ 78.6      $ 67.5      $ 53.4      $ 43.9          $ 23.6     $ 21.1
  Rent expense                             2.1         2.6         4.7         6.1         7.0             3.5        3.6
                                        ------      ------      ------      ------      ------          ------     ------

Total fixed charges                     $113.4      $ 81.2      $ 72.2      $ 59.5      $ 50.9          $ 27.1     $ 24.7
                                        ======      ======      ======      ======      ======          ======     ======


Ratio of earnings to fixed charges        1.54        2.18        2.40        2.31        3.00            2.29       1.81
                                        ======      ======      ======      ======      ======          ======     ======

The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis of the Company, except for the Company's discontinued thrift operations, which are excluded. Fixed charges include interest incurred, one-third of rent expense of the Company as representative of the estimated interest factor and amortization of debt expense.